UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 13, 2012

Identive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1900-B Carnegie Avenue,
Santa Ana, California		92705

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(949) 250-8888

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

     On June 13, 2012, Identive Group, Inc. (the “Company”) held its 2012 Annual Meeting of Stockholders. The final results for each of the matters submitted to the stockholders at the 2012 Annual Meeting of Stockholders are as follows:

Proposal 1. Election of Directors. The Company’s stockholders elected the following three Class II directors to serve until the expiration of their terms or until their successors are duly elected and qualified or until they are removed or resign:

	For	Withheld	Broker Non-Votes
Ayman S. Ashour	19,904,590	579,296	9,040,429
Lawrence W. Midland	19,902,403	581,483	9,040,429
Simon Turner	18,035,635	2,448,251	9,040,429

Proposal 2. Advisory Resolution on Executive Compensation. The Company’s stockholders approved the advisory resolution on executive compensation.

For	Against	Abstain	Broker Non-Votes
20,036,305	382,032	65,549	9,040,429

Proposal 3. Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation. The Company’s stockholders approved holding future advisory votes on executive compensation every year.

Each year	Every two years	Every three years	Abstain	Broker Non-Votes
17,860,870	56,905	2,320,547	245,564	9,040,429

     A majority of the votes cast by stockholders was in line with the recommendation of the Company’s Board of Directors to hold an advisory vote on the compensation of named executive officers every year. The Company will include an advisory vote on the compensation of named executive officers in its proxy materials every year until the next required advisory vote on the frequency of future advisory votes on the compensation of named executive officers.

Proposal 4. Ratification of Independent Auditor. The proxy statement described a proposal to ratify the appointment of Deloitte & Touche GmbH as the independent auditor of the Company for the year ending December 31, 2012. The proposal was withdrawn from consideration and no vote on that proposal was conducted at the meeting.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDENTIVE GROUP, INC.

June 13, 2012 By:
_____________________
Ayman S. Ashour Chief Executive Officer